Exhibit 10.10

Amendment No. 1 to Executive Employment Agreement

This Amendment No. 1 to the Executive Employment Agreement (the “First Amendment”) is entered into as of August 25, 2016 by and among Tapinator, Inc., a Delaware corporation (the “Company”) and Andrew Merkatz (“Employee”)

RECITALS

WHEREAS, the Company and Employee are parties to that certain Executive Employment Agreement made as of May 7, 2015 (the “Original Agreement”); and

WHERES, the Company and Employee desire to amend the Original Agreement as set forth in this First Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Holder and the Company agree as follows:

1.     Incorporation of Recitals; Defined Terms. The recitals set forth above are hereby incorporated by reference into this First Amendment. Capitalized terms used, and not otherwise defined herein, shall have the meanings given to such terms in the Original Agreement.

2.     Amendments to Original Agreement. As of the date hereof, Section 3(B) of the Original Agreement is deleted and replaced in its entirety with the following:

“Performance Bonus. For each calendar quarter during the Term, Employee will have the opportunity to earn a quarterly cash bonus of up to 150% of the Base Salary on an annual fiscal year end basis (the “Bonus”) paid to the Employee for such year based on the Company’s fiscal quarterly EBITDA prior to stock-based compensation, executive bonus accrual, and non-cash financing expenses (“Adjusted EBITDA”) as follows:

●	8% of Adjusted EBITDA up to $250,000 of Adjusted EBITDA for each fiscal calendar quarter, plus
●	7% of Adjusted EBITDA between $250,000 and $500,000 of Adjusted EBITDA, for each fiscal calendar quarter plus
●	6% of Adjusted EBITDA above $500,000 of Adjusted EBITDA for each fiscal calendar quarter

For purposes hereof, in the event that the Company consummates one or more acquisitions during the Term (an “Acquisition”), whether by merger, stock purchase, or asset purchase, the amount of any historical Adjusted EBITDA attributable to such Acquisition(s) shall not be included in the Adjusted EBITDA calculation above for purposes of determining any Bonus. The Bonus will be paid to Employee within 15 days from the public dissemination of Company’s fiscal quarterly and annual financial statements, as applicable, provided that Employee has not voluntarily resigned or been terminated with Cause prior to such payment.”

3.     Miscellaneous. The Original Agreement and this First Amendment contain the entire understanding of the Company and Employee with respect to the subject matter hereof, and supersede all prior representations, agreements and understandings relating to the subject matter hereof. In the event of an inconsistency between the terms of the Original Agreement and this First Amendment with respect to the matters the subject matter hereof, this First Amendment will govern.   Except as explicitly amended by this First Amendment, the Original Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Company and Employee have caused this Amendment No. 1 to Executive Employment Agreement be executed and as of the date reference above.

Company:

tapinator, inc.

By:	/s/ Robert Crates
Name: Robert Crates
Title: Director

employee:

By:	/s/ Andrew Merkatz
Name: Andrew Merkatz

2